EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-187645) and related Prospectus of Caesarstone Sdot-Yam Ltd. and to the incorporation by reference therein of our report dated March 22, 2013 with respect to the consolidated financial statements of Caesarstone Sdot-Yam Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Haifa, Israel

April 4, 2013